Exhibit 99.1

Tenon Medical, Inc. Sets Date for Fourth Quarter and Full Year 2025 Earnings, Reaffirms
Expected Revenues

Fourth Quarter 2025 Revenue of $1.45 to $1.48 Million, representing growth of ~90% year over year

Full Year 2025 Revenue of $3.91 to $3.94 Million, representing growth of ~20% year over year

Los Gatos, CA, February 5, 2026 - Tenon Medical, Inc. (NASDAQ: TNON) (“Tenon” or the “Company”), a company redefining care for patients suffering from sacro-pelvic disorders, today announced plans to release financial results for the fourth quarter and full year 2025 ended December 31, 2025 after market close on Thursday, March 19, 2026. The Company will also hold a conference call on the same day at 4:30 p.m. Eastern Time to discuss its financial results in further detail. The call will conclude with a Q&A session with its covering analysts.

Date:	Thursday, March 19, 2026
Time:	4:30 p.m. Eastern time
Dial-in:	1-877-407-0792
International Dial-in:	1-201-689-8263
Webcast:	TNON Conference Call

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

An audio playback of the call will be available through April 2, 2026, on Tenon’s Investor Relations website at http://ir.tenonmed.com/ or via telephone replay by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13758268.

About Tenon Medical, Inc.

Tenon Medical, Inc., a medical device company formed in 2012, has developed The Catamaran SI Joint Fusion System that offers a novel, less invasive approach to the SI joint using a single, robust titanium implant. The system features the Catamaran Fixation Device which passes through both the axial and sagittal planes of the ilium and sacrum, stabilizing and transfixing the SI Joint along its longitudinal axis. The angle and trajectory of the Catamaran surgical approach is also designed to provide a pathway away from critical neural and vascular structures and into the strongest cortical bone. Since the national launch of the Catamaran SI Joint Fusion System in October 2022, Tenon is focused on three commercial opportunities with its System in the SI Joint market which include: 1) Primary SI Joint procedures, 2) Revision procedures of failed SI Joint implants and 3) Augmenting spinal fusion. For more information, please visit www.tenonmed.com.

The Tenon Medical logo shown above, and Catamaran®, PiSIF®, CAT PiSIF®, ETAD®, Posterior Inferior Sacroiliac Fusion®, CAT SIJ Fusion System®, Catamaran SIJ Fusion System®, Catamaran Inferior Posterior Fusion System®, Catamaran Transfixation Fusion System®, Catamaran Transfixation Fusion Device®, SImmetry® are registered trademarks of Tenon Medical, Inc. MAINSAILTM, and SImmetry+ are also trademarks of Tenon Medical, Inc.

Investor Contact

Shannon Devine

MZ North America

203-741-8811

tenon@mzgroup.us